Exhibit 3.21

CERTIFICATE OF FORMATION

OF

PBFX OPERATING COMPANY LLC

1. The name of the limited liability company is PBFX Operating Company LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PBFX Operating Company LLC this 22nd day of August, 2016.

/s/ Trecia M. Canty
Trecia M. Canty
Authorized Person